Exhibit 99.1

For More Information:

Joseph Hassett
Gregory FCA Communications
610-642-8253
JoeH@gregoryfca.com

For Immediate Release:

a21 Announces Rescheduling of Annual Stockholders’ Meeting
Now scheduled for November 13, 2007; originally slated for September 25, 2007

JACKSONVILLE, Fl. — September 18, 2007 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced that it rescheduled the date of its annual meeting of stockholders to November 13, 2007. The meeting will be held at its Jacksonville, Florida headquarters.  The Company had previously sent out proxy materials relating to a September 25, 2007 meeting date.

The Company is rescheduling the meeting because the Company’s transfer agent failed to arrange for the timely mailing of is proxy materials in accordance with the new proxy rules for the electronic delivery of materials.  All stockholders should receive new notices for the annual meeting within the next two to three weeks.  Any proxy cards previously submitted will not be counted and stockholders who previously voted will be required to re-submit a proxy card for their vote to be counted.

John Ferguson, Chief Executive Officer of a21, said, “While we regret the necessity of rescheduling the meeting, we are confident that adopting the new electronic delivery rules properly will give our stockholders the most efficient and effective means possible to participate in the annual meeting process, while significantly reducing the Company’s cost to administer the process.  Our transfer agent has agreed to absorb the cost associated with rescheduling the meeting.”

About a21

a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York City, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.